Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-127957 and 333-142433) and Form S-8 (No. 333-117251) of K-Sea Transportation Partners L.P. of our report dated September 10, 2007 relating to the balance sheet of K-Sea General Partner L.P., which appears in this Annual Report on Form 10-K of K-Sea Transportation Partners L.P.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 10, 2007